Exhibit 5.1

King & Spalding LLP 601 South California Avenue Suite 100 Palo Alto, CA 94304 Tel: +1 650 422 6700 www.kslaw.com

January 14, 2021

PolarityTE, Inc.

1960 S. 4250 West

Salt Lake City, Utah, 84104

Ladies and Gentlemen:

We have acted as counsel to PolarityTE, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 6,670,000 shares of common stock (the “Shares”), $0.001 par value per share, of the Company (“Common Stock”), (ii) pre-funded warrants to purchase up to 2,420,910 shares of Common Stock (the “Pre-Funded Warrants”), (iii) common warrants to purchase up to 9,090,910 shares of Common Stock (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”), (iv) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) ((i) – (iv) collectively, the “Securities”), (v) placement agent warrants to purchase up to 545,455 shares of Common Stock (the “Placement Agent Warrants”), and (vi) the shares of Common Stock issuable upon exercise of the Placement Agent Warrants (the “Placement Agent Warrant Shares”), pursuant to a registration statement on Form S-3 (File No. 333-229584) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective as of February 22, 2019, including the prospectus in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated January 11, 2021, filed pursuant to Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Securities are being issued and sold by the Company pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 11, 2021, between the Company and the purchaser identified on the signature pages thereto. The Placement Agent Warrants are being issued to designees of H.C. Wainwright & Co., LLC (the “Placement Agent”) pursuant to a letter agreement, dated November 6, 2020, as amended on December 16, 2020, between the Company and the Placement Agent (the “Engagement Letter”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

PolarityTE, Inc.

January 14, 2021

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Purchase Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity, (ii) upon due issuance and delivery in accordance with the terms of the Engagement Letter, the Placement Agent Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity, (iii) when issued and sold by the Company in the manner described in the Prospectus, the Shares will be validly issued, fully paid and non-assessable, and (iv) when issued upon exercise of the Warrants or Placement Agent Warrants, the Warrant Shares or Placement Agent Warrant Shares, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP